Filed pursuant to Rule 433
Registration Nos. 333-157418
and 333-157418-02

Free Writing Prospectus
Dated November 3, 2009

CNH 09-C Equipment Trust  $800mm

Jt-leads: BAS,BNP   Co’s:  Barc,Calyon, GS,SG

CL	SIZEMM	WAL	MDY/S&P/FTCH	PWIN	LEGAL	Spread	Yld	CPN	Price
A1	$207.80	0.40	P1/A1+ /F1+	12/09-8/10	12/03/10	ILIB-2	0.42069	0.42069	$100
A2	$194.00	1.10	Aaa/AAA/AAA	8/10-6/11	8/15/12	EDSF+30	0.958	0.95	99.99331
A3	$197.00	2.10	Aaa/AAA/AAA	6/11-8/12	12/16/13	ISWP+55	1.858	1.85	99.99823
A4	$201.20	3.48	Aaa/AAA/AAA	8/12-10/13	8/17/15	ISWP+95	3.022	3.00	99.98955
B	$24.821	3.93	A1/ A / A	10/13-10/13	4/15/16	ISWP+275	5.032	4.98	99.99967

BILL & DELIVER:   BAS

TALF ELIGIBLE:    All Class A notes are TALF eligible, Class B is non-TALF

OFFERING TYPE:    Public

PRICING SPEED:    15% CPR

CLEAN-UP-CALL:    10%

ERISA ELIGIBLE:   Yes

EXPECTED SETTLE:   11/10/2009

FIRST PAY:         12/15/2009

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.